Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration No. 333-161404
Issuer Free Writing Prospectus dated August 18, 2009
WATSON PHARMACEUTICALS, INC.
Final Term Sheet
August 18, 2009
5.000% Notes due 2014

Issuer:	Watson Pharmaceuticals, Inc.

Size:	$450,000,000

Maturity:	August 15, 2014

Coupon (Interest Rate):	5.000%

Yield to Maturity:	5.095%

Spread to Benchmark Treasury:	T + 262.5 basis points

Benchmark Treasury:	UST 2.625% due 07/31/14

Benchmark Treasury Price and Yield:	Price: 100-23

Yield: 2.470%

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2010

Redemption Provision:	Make-whole + 40 basis points

Price to Public:	99.589%

Settlement Date:	August 24, 2009

CUSIP/ISIN Number:	942683 AD5/US942683 AD51

WATSON PHARMACEUTICALS, INC.
Final Term Sheet
August 18, 2009
6.125% Notes due 2019

Issuer:	Watson Pharmaceuticals, Inc.

Size:	$400,000,000

Maturity:	August 15, 2019

Coupon (Interest Rate):	6.125%

Yield to Maturity:	6.153%

Spread to Benchmark Treasury:	T + 262.5 basis points

Benchmark Treasury:	UST 3.625% due 08/15/19

Benchmark Treasury Price and Yield:	Price: 100-26

Yield: 3.528%

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2010

Redemption Provision:	Make-whole + 40 basis points

Price to Public:	99.796%

Settlement Date:	August 24, 2009

CUSIP/ISIN Number:	942683 AE3/US942683 AE35
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC or Barclays Capital Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com